SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                 Talk.com Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


--------------------------------------------------------------------------------
1) Title of each class of securities to which transaction applies:



--------------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:



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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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4) Proposed maximum aggregate value of transaction:


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5) Total fee paid:

     [_]  Fee paid previously with preliminary materials:


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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                 TALK.COM INC.
                          12020 Sunrise Valley Drive
                            Reston, Virginia 20190
                                (703) 391-7500


                                October 5, 1999



Dear Stockholders:

     In the enclosed package, you will find our notice of annual meeting, proxy statement and proxy card for our 1999 Annual Meeting of shareholders to be held on November 10, 1999. As you may be aware, 1999 has been a year of significant change in the management structure of Talk.com. Some of these changes may not be apparent from the enclosed documents because the documents primarily include information about 1998 in accordance with the rules of the Securities and Exchange Commission.

     I became Chairman of the Board, Chief Executive Officer and President of Talk.com in January of 1999. In August and September 1999, respectively, Arthur
J. Marks and Mark S. Fowler were elected to fill vacancies on our Board of Directors. As discussed in the enclosed materials, Mr. Fowler is up for election this year. Talk.com is poised to achieve significant growth as the leading e-commerce player in the telecom industry. With our senior leadership now in place, we can concentrate our energies on accelerating Talk.com's growth and capitalizing on its business momentum.

     I appreciate your ongoing interest and participation in Talk.com. I hope that you will be able to attend the annual meeting. Whether or not you are able to be present in person at the annual meeting, we urge you to complete, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed envelope. I encourage you to read the enclosed materials, which contain information relevant to the actions to be taken at the annual meeting.


                                        /s/ Gabriel Battista
                                        -------------------------------------
                                        Gabriel Battista
                                        Chairman of the Board
                                        Chief Executive Officer and President

Reston, Viriginia
October 5, 1999

                                 TALK.COM INC.
                          12020 Sunrise Valley Drive
                            Reston, Virginia 20190
                                (703) 391-7500



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                October 5, 1999



To the Stockholders of
Talk.com Inc. :

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Talk.com Inc. (the "Company") will be held on November 10, 1999, at 10:00 a.m., Eastern time, at The Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191 for the following purposes:

     (1) To consider and vote upon a proposal to elect one director for a term of three years, or until his successor has been elected and qualified;

     (2) To consider and vote upon a proposal to ratify and approve the designation of BDO Seidman LLP as the independent certified public accountants for the Company for 1999; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on October 1, 1999 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     The Board of Directors hopes that you will be able to attend the Annual Meeting. Whether or not you are able to be present in person at the Annual Meeting, we urge you to execute the enclosed proxy and return it at your earliest convenience in the enclosed envelope. In the event that you attend the Annual Meeting, you may revoke the proxy and vote in person if you desire. You are urged to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting.


                                        By Order of the Board of Directors


                                        /s/ Aloysius T. Lawn, IV
                                        ----------------------------------------
                                        Aloysius T. Lawn, IV, Secretary

Reston, Viriginia
October 5, 1999

                                 TALK.COM INC.
                          12020 Sunrise Valley Drive
                            Reston, Virginia 20190
                                (703) 391-7500


PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors (the "Board") of Talk.com Inc. (the "Company"), the principal executive offices of which are located at 12020 Sunrise Valley Drive, Reston, Virginia 22091, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on November 10, 1999 (the "Annual Meeting"), or at any adjournment or adjournments thereof. The Annual Meeting will be held at The Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Viriginia 20191 at 10:00 a.m., Eastern time. The expenses of soliciting your proxy will be borne by the Company. This proxy statement and the accompanying form of proxy are first being released for mailing to stockholders on or about October 5, 1999.

     We urge you to date, sign and mail your proxy promptly to make certain that your shares will be voted at the Annual Meeting. Proxies in the enclosed form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions, if any, indicated on the proxy card. If no instruction is given, the proxy will be voted in favor of the nominees for election as directors specified under "PROPOSAL 1: ELECTION OF DIRECTOR"; and in favor of the ratification and approval of the selection of auditors as described in "PROPOSAL 2: RATIFICATION OF INDEPENDENT CERTIFIED ACCOUNTANTS." Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of the Company prior to the Annual Meeting, or by voting in person at the Annual Meeting.

                               VOTING SECURITIES

     Only stockholders of record at the close of business on October 1, 1998 are entitled to vote at the Annual Meeting. On October 1, 1999, there were 61,905,735 outstanding shares of Common Stock, which number reflects 5,028,735 shares as held in treasury and no longer outstanding. Other than shares held in treasury, each share of Common Stock is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business.

     With respect to Proposal 1, the nominees in each class for election as directors who receive the greatest number of votes cast at the Annual Meeting, assuming that a quorum is present, shall be elected as directors. A withheld vote on any nominee will not affect the voting results.

     With respect to Proposal 2, approval of that Proposal will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

     Brokers who hold shares in street name do not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners) will not affect the outcome of the vote on Proposals 1 and 2.

     It is anticipated that sufficient shareholders will attend the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 1, 1999 (except as otherwise noted) by (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named below and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.



                                                            NUMBER OF
                                                             SHARES
                                                           BENEFICIALLY          PERCENT OF SHARES
   NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP             OWNED(1)            BENEFICIALLY OWNED
-------------------------------------------------- ---------------------------- -------------------

Massachusetts Financial Services Company .........           7,309,000 (2)              11.81%
 500 Boylston Street
 Boston, Massachusetts 02116
America Online, Inc. .............................           6,843,356 (3)              10.59%
 22000 AOL Way
 Dulles, Virginia 20166
FMR Corp. ........................................           6,613,200 (4)              10.68%
82 Devonshire Street
Boston, Massachusetts 02109
Legg Mason, Inc. .................................           5,997,900 (8)(10)           9.69%
 100 Light Street
 P.O. Box 1476
 Baltimore, MD 21203
Paul Rosenberg ...................................           5,759,985 (5)               9.30%
 650 N.E. 5th Avenue
 Boca Raton, Fl 33432
Geocapital, LLC ..................................           3,339,025 (8)               5.39%
 767 Fifth Avenue, 45th Floor
 New York , New York 10153
Daniel Borislow ..................................              51,459 (6)                  *
George Farley ....................................             386,734 (9)                  *
Gary W. McCulla ..................................             344,945 (9)                  *
Edward B. Meyercord, III .........................             846,438 (9)               1.35%
Emanuel J. DeMaio ................................                  --                      *
Gabriel Battista .................................           1,052,500 (9)               1.67%
Harold First .....................................              88,204                      *
Ronald R. Thoma ..................................             102,831                      *
Arthur J. Marks ..................................              86,001(7)                   *
Mark S. Fowler ...................................                  --                      *
All directors and executive officers as a group
 (10 persons) ....................................           3,077,585                   4.78%

----------
* Less than 1%.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. Furthermore, the information as to numbers and percentages of shares owned generally does not reflect, and has not been adjusted for, any shares that may be issued upon exercise of the non-transferable share purchase rights that were distributed to holders of shares, options and warrants of record on December 31, 1998. Such holders of record received one such non-transferable right for every 20 shares of Common Stock held or underlying options or warrants on the record date.

(2) Massachusetts Financial Services Company ("MFS"), an investment adviser, filed an amendment to a Schedule 13G with the Commission on June 15, 1999 (the "MFS 13G"), in which it reported beneficial ownership of 7,309,000 shares, 6,471,100 of which are also beneficially owned by MFS Series Trust II-MFS Emerging Growth Fund, an investment company, and 837,900 of which are also owned by certain non-reporting entities as well as MFS. The foregoing information is derived from the MFS 13G.

(3) The foregoing information is derived from the Schedule 13G filed by America Online, Inc. on January 15, 1999.

(4) The foregoing information is derived from Schedule 13D filed by FMR Corp. on March 10, 1999.

(5) The foregoing information is derived from the Schedule 13D filed by Paul Rosenberg, the Rosenberg Family Limited Partnership, PBR, Inc. and the New Millenium Charitable Foundation on January 12, 1999.

(6) Includes 32,082 shares beneficially owned by the D&K Charitable Foundation, of which Messrs. Borislow and Farley serve as a directors.

(7) Excludes 74,241 shares of Common Stock and 821 stock purchase rights held by Valhalla Capital Management, a general partnership of which Mr. Mark's spouse serves as general partner. Also excludes 10,759 shares of Common Stock and 180 stock purchase rights held in various client accounts managed by Mr. Mark's spouse. Mr. Marks disclaims beneficial ownership of such shares of Common Stock and stock purchase rights.

(8) The foregoing information was provided to the Company.

(9) Includes shares of Common Stock that could be acquired by Messrs. Battista, Meyercord, McCulla and DeMaio upon exercise of vested options.


(10) Includes 5,500,000 shares of Common Stock beneficially owned by Legg Mason Special Investment Trust and 497,900 shares beneficially owned by Legg Mason Capital Management, Inc.

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and certain officers and persons who are the beneficial owners of more than 10 percent of the Common Stock are required to report their ownership of the Common Stock, options and certain related securities and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by such dates in 1998. The Company believes that all of the required filings have been made in a timely manner. In making this statement, the Company has relied on copies of the reporting forms received by it.

                       PROPOSAL 1: ELECTION OF DIRECTOR

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors (the "Board") shall consist of not less than one nor more than 15 persons, the exact number to be fixed and determined from time to time by resolution of the Board. The Board has acted to fix the number of directors at five. Pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation, the Board is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the annual meeting of stockholders in 2001 ("Class I"), the annual meeting of stockholders in 2000 ("Class II") and the annual meeting of stockholders in 1999 ("Class III"), respectively.

     At the Annual Meeting, Mark S. Fowler is to be elected as a Class III director, for a term to expire at the annual meeting of stockholders in 2002. This director will serve until his successor has been elected and qualified. The nominee for director currently serves as a director of the Company. The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominee. The nominee has consented to being named in this proxy statement and to serve if elected. The Board has no reason to believe that the nominee for election as a director will not be a candidate or will be unable to serve, but if either occurs it is intended that the shares represented by proxies will be voted for such substituted nominee or nominees as the Board, in its discretion, may designate.

     The  following  sets  forth  certain  biographical   information,   present
occupation and business experience for the past five years for the nominee for election as a director and the continuing Class I and Class II directors.

         The Board of Directors recommends a vote FOR the Class III nominee listed below.

CLASS III: NOMINEE WHOSE TERM WILL EXPIRE IN 2002

     MARK S. FOWLER, AGE 57, has been a director of the Company since September 1999. From 1981 to 1987 he was the Chairman of the Federal Communications Commission. From 1987 to 1994, Mr. Fowler was Senior Communications Counsel at Latham & Watkins, a law firm. From 1991 to 1994, he was the founder, Chairman and CEO of PowerFone Holdings Inc., a telecommunications company. In 1994, he founded and since then has served as Chairman of UniSite, a developer of antenna sites for use by multiple wireless operators. Mr. Fowler is also a founder and serves as Chairman of the Board of Directors of AssureSat, Inc., an operator of telecommunications satellites.

CLASS I: INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2001

     GABRIEL BATTISTA, AGE 54. Mr. Battista became a director and the Chairman of the Board, Chief Executive Officer and President of the Company on January 5, 1999. Prior to joining the Company, Mr. Battista served as Chief Executive Officer of Network Solutions Inc., an Internet domain name registration company. Prior to joining Network Solutions, Mr. Battista served from 1995 to 1996 as CEO and from 1991 to 1995 as President and Chief Operating Officer of Cable & Wireless, Inc., the nation's largest telecommunications provider exclusively serving businesses. His career also includes management positions at US Sprint, GTE Telenet and General Electric Information Services, Mr. Battista also serves as a director of Axent Technologies, Inc., Capitol College, Systems & Computer Technology Corporation (SCT) and Online Technologies Group, Inc. (OTG).

     RONALD R. THOMA, AGE 61. Mr. Thoma currently serves as Executive Vice President of Crown Cork and Seal Company, Inc. where he has been employed since 1955. Mr. Thoma has served as a director of the Company since 1995.

CLASS II: INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2000

     GEORGE FARLEY, AGE 59. Mr. Farley was Chief Financial Officer and Treasurer of the Company from October 1997 until August 13, 1999. Mr. Farley is formerly Group Vice President of Finance/Chief Financial Officer of Twin County, a food distribution company. Twin County filed a petition under Federal bankruptcy laws in December 1998. Prior to joining Twin County in September 1995, Mr. Farley was a partner of BDO Seidman, LLP, where he had served as a partner since 1974.

     ARTHUR J. MARKS, AGE 55, has been a director of the Company since August 1999. He has been a General Partner of New Enterprise Associates, a venture capital firm, since 1984. Mr. Marks serves as a director of three publicly-traded software companies, Object Design Inc., Epicor Software Corp. and Progress Software Corp., as well as a number of privately-held companies.

                            THE BOARD OF DIRECTORS

     The Board met or acted by unanimous written consent 12 times in 1998. During the fiscal year ended December 31, 1998, each then-incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served.


BOARD COMMITTEES

     The Board has established the following two committees, the function and current members of which are noted below.

     Audit Committee. In 1998, the Audit Committee consisted of Harold First (Chairman) and Ronald R. Thoma. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once in 1998.

     Compensation Committee. In 1998, the Compensation Committee consisted of Harold First and Ronald R. Thoma (Chairman). The Compensation Committee is responsible for determining compensation for the Company's executive officers and currently administers the 1995 Employee Stock Option Plan and the 1998 Long Term Incentive Plan and reviews and approves the grant of options to employees of the Company. The Compensation Committee met or took action by written consent twice during 1998.

     Although the Board has not established a nominating or similar committee, the Board will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 402 of the Company's Bylaws. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Chairman of the Board of Directors of the Company prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 14 days nor more than 50 days prior to any such meeting of stockholders called for the election of directors. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by each notifying stockholder. Stockholder nominations not made in accordance with such procedure may be disregarded by the Chairman, who may instruct that all votes cast for each such nominee be disregarded.

COMPENSATION OF DIRECTORS

     The Company currently pays non-employee directors an annual retainer of $10,000. In October, 1998, the Company's employee directors approved the grant to each of the two non-employee directors of an option to purchase 30,000 shares of Common Stock at the market value on the date of grant. In December 1998, the Company's employee directors approved the grant to each of the two non-employee directors of an additional option to purchase 10,000 shares of Common Stock at the market value on the date of grant. The Compensation Committee approved grants of options to purchase 30,000 shares of Common Stock under the 1998 Long Term Incentive Plan at the market value on the date of grant to Mr. Marks and Mr. Fowler, non-employee directors who were elected to fill vacancies on the Board in August and September of 1999, respectively. Non-employee directors are reimbursed for reasonable expenses incurred in connection with attendance at Board meetings or meetings of committees thereof.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information for the fiscal years ended December 31, 1998, 1997 and 1996 as to the compensation paid by the Company to the Chief Executive Officer for services rendered and the four other most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 (the "Named Executives").

                          SUMMARY COMPENSATION TABLE


                                                                                                LONG TERM
                                                      ANNUAL COMPENSATION                     COMPENSATION
                                        -----------------------------------------------   --------------------
                                                                                               SECURITIES
                                                                                               UNDERLYING
NAME AND                                                                                      OPTIONS/SARS
PRINCIPAL POSITION                       YEAR        SALARY(1)            BONUS(1)               (#)(2)
-------------------------------------   ------   ----------------   -------------------   --------------------
DANIEL BORISLOW, Chairman and
 Chief Executive Officer(3) .........   1998        $ 325,000           $  400,000 (4)           750,000
                                        1997        $ 325,000           $  500,000                    --
                                        1996        $ 325,000           $  500,000                    --
GARY W. MCCULLA, President and
 Director of Sales and
 Marketing(5) .......................   1998        $ 300,000           $  446,955 (6)       $    50,000
                                        1997        $ 300,000           $  500,000 (4)                --
                                        1996        $ 300,000           $  350,000               900,000
EMANUEL J. DEMAIO, Chief
 Operations Officer(7) ..............   1998        $ 185,000           $  345,382 (6)       $    50,000
                                        1997        $ 175,000           $  225,000 (4)                --
                                        1996        $ 165,000           $  150,000               270,000
EDWARD B. MEYERCORD, III
 Executive Vice President -
 Marketing and Corporate
 Development(8) .....................   1998        $ 200,000           $  128,338 (6)                --
                                        1997        $ 210,000           $  150,000                    --
                                        1996        $  52,000(9)        $  400,000               800,000
GEORGE P. FARLEY, Chief Financial
 Officer and Treasurer ..............   1998        $ 200,000           $  100,000 (6)           250,000
                                        1997        $  28,462           $    5,000 (6)           200,000 (10)

----------
(1) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.

(2) As adjusted to reflect a three-for-two stock split in the form of a stock dividend effective as of March 15, 1996 and a two- for-one stock split in the form of a stock dividend effective as of January 31, 1997.

(3)   Mr.  Borislow   resigned  from  all  offices  with  the  Company  and  its subsidiaries, effective January 5, 1999.

(4) Bonus paid in shares of Common Stock valued at the current market value of the date of grant.

(5)   Mr.   McCulla   resigned  from  all  offices  with  the  Company  and  its subsidiaries, effective January 5, 1999.

(6) Bonus paid in shares of Common Stock and in-kind property valued in each case at the current market value at the date of grant.

(7)   Mr.   DeMaio   resigned   from  all  offices  with  the  Company  and  its
      subsidiaries, effective May 14, 1999.

(8) Mr. Meyercord was appointed Chief Financial Officer and Treasurer of the Company effective August 13, 1999.

(9) Mr. Meyercord was hired by the Company effective as of September 5, 1996. In connection therewith, Mr. Meyercord was paid $400,000 and was granted an option to purchase 800,000 shares of the Company`s Common Stock.

(10) Mr. Farley became an employee and Chief Financial Officer and Treasurer of the Company on October 29, 1997. In connection with his employment, he purchased 200,000 shares of the Company's Common Stock at a price of $4.25 per share from a former executive officer of the Company. Mr. Farley resigned from all offices with the Company and its subsidiaries effective August 13, 1999.

STOCK OPTION GRANTS

      The following table sets forth further information regarding grants of options to purchase Common Stock made by the Company during the fiscal year ended December 31, 1998 to the Named Executives.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                       PERCENT OF TOTAL                                     VALUE AT ASSUME
                                NUMBER OF SECURITIES     OPTIONS/SARS     EXERCISE                       ANNUAL RATES OF STOCK
                                     UNDERLYING           GRANTED TO      PRICE PER                         OPTION TERM(1)
                                    OPTIONS/SARS         EMPLOYEES IN       SHARE       EXPIRATION   ----------------------------
             NAME                      GRANTED               1998        ($ SHARES)        DATE          5%($)         10%($)
------------------------------ ---------------------- ----------------- ------------ --------------- ------------- -------------
Daniel Borislow ..............         750,000                13.6           5.75    Oct. 12, 2009    $3,063,338    $7,991,566
Gary W. McCulla ..............         350,000                 6.3           5.75     Jan. 5, 2001    $  206,281    $  422,625
Emanuel J. DeMaio ............         350,000                 6.3           5.75     Jan. 5, 2001    $  206,281    $  422,625
Edward B. Meyercord, III .....              --                  --             --         --                  --            --
George P. Farley .............         250,000                 4.5           5.75     Jan. 5, 2001    $  147,344    $  301,875

----------
(1) Disclosure of the 5% and 10% assumed annual compound rates of stock appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future common stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

     The following table sets forth information concerning the 1998 year-end value of unexercised in-the-money options held by each of the Named Executives.

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES                 "
                                                                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS AT
                                                                 AT FISCAL YEAR-END(#)      FISCAL YEAR-END($)(1)
                                       SHARES
                                      ACQUIRED       VALUE           EXERCISABLE/                EXERCISABLE/
               NAME                 ON EXERCISE     REALIZED         UNEXERCISABLE              UNEXERCISABLE
---------------------------------- ------------- ------------- ------------------------ -----------------------------
Daniel Borislow ..................    $300,000    $1,460,250              750,000/0     $         8,250,000/0
Gary W. McCulla ..................     673,900    $1,263,610              0/800,000              0/$9,326,500
Emanuel J. DeMaio ................     213,978    $  446,458        199,200/485,000     $2,424,264/$3,492,950
Edward B. Meyercord, III .........          --            --              800,000/0     $         6,200,000/0
George P. Farley .................          --            --              0/250,000     $         0/2,750,000

----------
(1) Based on a year-end fair market value of the underlying securities equal to $16.75.

EMPLOYMENT CONTRACTS

     Gabriel Battista is party to an employment agreement with the Company that expires on December 31, 2001. Under the terms of the agreement, Mr. Battista received a signing bonus of $3,000,000 and is entitled to an annual salary of $500,000, payable in advance, plus a discretionary bonus. Mr. Battista is also entitled to other benefits and perquisites. In addition, Mr. Battista was granted options that vest over three years to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $10.4375 per share, and options that vested immediately upon execution of the agreement to purchase an additional 650,000 shares at an exercise price of $7.00 per share.

     In the event of certain transactions (including an acquisition of the Company's assets, a merger into another entity or a transaction that results in the Company's Common Stock no longer being required to be registered under the Securities and Exchange Act of 1934), Mr. Battista will receive an additional bonus of $1,000,000 if the price per share for the Company's Common Stock in such transaction was less than or equal to $20.00 per share, or $3,000,000 if the consideration is greater than $20.00 per share. In addition, upon a change in control of the Company, all of Mr. Battista's options immediately vest.

     Edward B. Meyercord, III entered into a five-year employment agreement with the Company effective as of September 5, 1996. Under the contract, Mr. Meyercord is entitled to a minimum annual base salary of $210,000 for each year. In the event of a "change in control" as defined in Mr. Meyercord's agreement, he will be entitled to receive an amount equal to the positive difference, if any, between

$2,000,000 and an amount equal to the product of (a) 800,000 (the number of options held by Mr. Meyercord) and (b) the positive difference, if any, between the market price of the Common Stock on the date of the change in control and the exercise price of Mr. Meyercord's stock options ($9.00).

     During 1998, George Farley was party to an employment agreement with the Company, which provided for a base annual salary of $240,000 and annual bonuses determined by the Board with continuation of the annual salary payments for twenty-two months after termination of his employment. In connection with his resignation on August 13, 1999 as an employee of the Company, Mr. Farley's employment agreement was modified to clarify the provision by the Company of (i) continued health, medical and other benefits; and (ii) the continued use of an automobile leased by the Company and the right to purchase the automobile for $1.00 at the end of the term of the current lease.

     Mr. Borislow's employment agreement with the Company terminated on January 5, 1999. Under the terms of the agreement, Mr. Borislow was entitled to an annual base salary of $325,000, customary benefits and a cost of living adjustment based upon the Consumer Price Index as published by the Department of Labor. Mr. McCulla's and Mr. DeMaio's employment agreements have terminated in connection with their separation from the Company as executive officers. See "Certain Relationships and Related Party Transactions."

     The above-described agreements require each of the executives to maintain the confidentiality of Company information and assign inventions to the Company. In addition, each of such executive officers has agreed that such person will not compete with the Company by engaging in any capacity in any business that is competitive with the business of the Company during the term of his respective agreement and thereafter for specified periods.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Daniel Borislow, the Chief Executive Officer of the Company, served on the Compensation Committee until March 3, 1998, the date of his resignation from the Committee. Until the termination of his employment agreement on January 5, 1999, Mr. Borislow's compensation was determined by the non-employee director members of the Compensation Committee. See "Report On Executive Compensation."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On January 5, 1999, Mr. Daniel Borislow, a founder of the Company and its Chairman of the Board and Chief Executive Officer, resigned as a director and officer of the Company and its subsidiaries. As outlined below, the Company entered into various agreements and engaged in various transactions with Mr. Borislow and certain entities in which he or his family has an interest.

     The Company paid $1.0 million to Mr. Borislow, assigned certain automobiles to him, and continued certain of his health and medical benefits and director and officer insurance. The Company also agreed that, so long as Mr. Borislow owns beneficially at least two percent (2%) of the common stock (on a fully diluted basis), Mr. Borislow and trusts for the benefit of his children would be entitled to: registration rights with respect to their shares of Common Stock, the right to require the Company to use a portion of proceeds from any public or private sale of debt securities, excluding borrowings from a commercial bank or other financial institution, by the Company to repurchase debt securities of the Company owned by Mr. Borislow or the trusts for the benefit of his children and the right to require the Company to use the proceeds from the exercise of stock options or rights to repurchase Common Stock owned by Mr. Borislow or the trusts for the benefit of his children. The Company also agreed that, so long as Mr. Borislow had such beneficial ownership, the Company would not, without the prior written consent of Mr. Borislow and subject to certain exceptions: (a) engage in certain significant corporate transactions, including the sale or encumbrance of substantially all of its assets, mergers and consolidations and certain material acquisitions, or, (b) for a period of 18 months from the agreement date, offer or sell any of its Common Stock unless and until Mr. Borislow and the trusts have sold or otherwise disposed of all of the shares of Common Stock held by him on the agreement date. In turn, Mr. Borislow terminated his employment with the Company and agreed not to compete with the Company for at least one year. Mr. Borislow also agreed to guarantee up to $20.0 million of the Company's obligations in connection with the Investment Agreement with AOL described in Item 7 of this report.

     Effective December 31, 1998, the Company, in exchange for a total of 783,706 shares of Common Stock, (i) sold to Jimlew Capital, L.L.C., a company owned by Mr. Borislow, (a) all of the capital stock of Emergency Transportation Corporation (a wholly owned subsidiary of the Company, the primary asset of which is an interest in a jet airplane), valued at approximately $8.7 million, and (b) all of the real property constituting the Company's headquarters in New Hope, Pennsylvania, valued at approximately $2.0 million, and (ii) released Mr. Borislow from an obligation to the Company for borrowings representing approximately $4.7 million principal amount and interest at the rate of 6% per annum. Mr. Borislow agreed to lease to the Company a portion of the headquarters property at a base monthly rent of $12,500. The subsidiary stock and the real property were valued based on the book value of these assets, which the management of the Company believes approximated the fair market value of these assets on the date of exchange. The Common Stock exchanged for the assets was valued at its market value on the date of the exchanges. The Company had previously determined that it would be desirable to dispose of these assets and accordingly believed that the ownership of these assets was not required for the continued operation of the Company's business.

     During 1998, the following additional officers and directors had outstanding non-interest-bearing loans from the Company in the amounts indicated: Gary W. McCulla, $3,541,382; George P. Farley, $1,554,532; Aloysius
T. Lawn, IV, $1,293,506;  Emanuel J. DeMaio,  $821,906;  Harold First, $236,800;
and Ronald Thoma, $236,800. These loans were incurred in connection with the exercise of stock options or the holding of shares of Common Stock. The loans have since been repaid through delivery by the borrower to the Company of shares of Common Stock with a fair market value on date of payment equal to the outstanding amount of such loans.

     On January 5, 1999, the Company assigned to a trust for the benefit of Mr. Borislow's children the Company's interest in $53,700,000 principal amount of subordinated notes of Communication TeleSystems International d/b/a WorldxChange Communications, in exchange for $62,545,000 aggregate principal amount of the Company's 2002 Convertible Notes and 2004 Convertible Notes owned by the trust. The exchange rate was determined based on the Company's assessment of the fair values of the WorldxChange Notes and of the Company's Convertible Notes given in exchange, which assessment was supported by the opinion of an independent investment banking firm as to the fairness to the Company of the consideration received.

     In the first quarter of 1999, the Company purchased from Mr. Borislow and from two trusts for the benefit of Mr. Borislow's children $76,557,000 aggregate principal amount of the Company's 2002 Convertible Notes and 2004 Convertible Notes for $65.4 million in cash.

     On January 5, 1999, pursuant to the terms of his existing employment agreement, Gary W. McCulla entered into an agreement with the Company in connection with his separation from the Company as an officer. In accordance with his employment agreement, he is entitled to receive payments aggregating $750,000 per year through January 5, 2001, and is eligible to receive certain health, medical and other benefits.

     On April 6, 1999, pursuant to the terms of his existing employment agreement, Emanuel J. DeMaio entered into an agreement with the Company providing for the termination of his employment with the Company as of May 14, 1999. In accordance with his employment agreement, he is entitled to receive payments aggregating $400,000 per year for two years, and is eligible to receive certain health, medical and other benefits. Mr. DeMaio agreed to remain available to provide consulting services to the Company for a period of 18 months at a rate of two hundred dollars ($200) per hour.

     On August 13, 1999, George Farley entered into an agreement with the Company providing for the termination of his employment with the Company as of that date and certain other matters. The details of this amendment are described above. See "Employment Contracts."

REPORT ON EXECUTIVE COMPENSATION

     The Board has a compensation committee (the "Compensation Committee") to approve salaries and certain incentive compensation arrangements for management and key employees of the Company. Mr. Borislow did not participate in decisions relating to his compensation.

     The  principal  elements  of  the  Company's   compensation  structure  are
described below:

     Annual Salary. Minimum annual base salaries for executive officers of the Company, have been established pursuant to employment contracts negotiated with each of the executive officers of the Company. The Company believes that such employment contracts help to attract and retain qualified individuals. In addition, the employment agreements require the Company's executive officers to maintain the confidentiality of Company information and prevent such persons from competing with the Company in any capacity in any business that is competitive with the business of the Company during the term of the respective agreement and thereafter for specified periods of time. See "Employment Contracts."

     Minimum annual base salaries for executive officers of the Company generally are established by employment contracts. Increases above such minimum base salaries will be granted in the discretion of the Compensation Committee based on its subjective assessment of individual performance.

     Annual Bonus Plan. In March 1996, the Compensation Committee established the Company's bonus program. Under the bonus program, the Company pays cash bonuses based on the incremental increase in gross revenues over the gross revenues from the preceding fiscal year, excluding incremental increases in gross revenues attributable to acquisitions by the Company (the "Incremental Amount"). From the available Incremental Amount, the Compensation Committee has the sole discretion to award cash bonuses to executives equal to an aggregate of 1.5% of such Incremental Amount. Mr. Borislow was entitled to receive a cash bonus  equal  to at  least  .5% of  the  Incremental  Amount.  With  respect  to incremental revenue associated with acquisitions made by the Company ("Acquisition Incremental Amount"), the non-employee directors may award additional cash bonuses to the Chairman and Chief Executive Officer and other executives. These additional cash bonuses are limited to .5% of Acquisition Incremental Amount to, the Chairman and Chief Executive Officer and 1.5% of Acquisition Incremental Amount to other executives.

     On December 18, 1998, the Compensation Committee met and awarded the bonuses set forth in the Summary Compensation Table in accordance with the terms of the bonus program described above.

     Long Term Incentive Compensation. In general, the Company has granted stock options to key executives as an inducement to such executives' entering into employment contracts with the Company.

     The Company believes that stock options are an effective tool for directly linking the financial interests of executive officers and key employees with those of the Company's stockholders and for recruiting and retaining high quality management personnel. Stock options are intended to focus the efforts of executive officers and key employees on performance that will increase the value of the Company for all of its stockholders. Future option grants under the 1995 Employee Stock Option Plan and under the 1998 Long-Term Incentive Plan will be made in the discretion of the Compensation Committee or in connection with the negotiation of individual employment arrangements.

     Chief Executive Officer's 1998 Compensation. As set forth in the Summary Compensation Table, Mr. Borislow's total base salary and bonus was $725,000. On December 18, 1998, the Compensation Committee met and awarded Mr. Borislow's bonus set forth in the Summary Compensation Table in accordance with the terms of the bonus program described above.


                                        THE COMPENSATION COMMITTEE
                                            Harold First
                                            Ronald R. Thoma

                               PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Common Stock compared to the cumulative total return of the S&P 400 Index and the S&P Long Distance Index for the period from September 21, 1995, the date on which trading in the Common Stock commenced, through December 31, 1998. The comparison assumes that $100 was invested on September 21, 1995 in Common Stock and each of the indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future performance.


                                [GRAPHIC OMITTED]









------------------------------------------------------------------------------------------------------------------------------
                           SEPTEMBER 21,     SEPTEMBER 29,     DECEMBER 29,     DECEMBER 29,     DECEMBER 31,     DECEMBER 31,
                                1995              1995             1995             1996             1997             1998
------------------------------------------------------------------------------------------------------------------------------
Talk.Com, Inc. ........         $100              $ 96             $ 87             $272             $372             $187
------------------------------------------------------------------------------------------------------------------------------
S&P 400 Index .........          100               100              105              126              162              206
------------------------------------------------------------------------------------------------------------------------------
S&P Long Distance
 Index ................          100               102              102              100              144              209
------------------------------------------------------------------------------------------------------------------------------

               PROPOSAL 2: RATIFICATION OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS

     The Board has appointed the firm of BDO Seidman, LLP as independent auditors of the Company for the current fiscal year. This internationally known firm has served as the Company's independent auditors since 1995 and has no direct or indirect financial interest in the Company.

     Although not legally required to do so, the Board is submitting the selection of BDO Seidman, LLP as the Company's independent auditors for ratification by the stockholders at the Annual Meeting. If a majority of the shares of common stock represented in person or by proxy at the meeting is not voted for such ratification (which is not expected), the Board will reconsider its appointment of BDO Seidman, LLP as independent auditors of the Company.

     A representative of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of BDO Seidman, LLP as independent auditors of the Company.

                                OTHER BUSINESS

     The Company does not presently know of any matters that will be presented for action at the Annual Meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                ANNUAL REPORTS

     The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998 is enclosed with this proxy statement. The Company also has filed this report with the SEC. Other than those sections of the Company's Annual Report on Form 10-K, as amended, that are specifically incorporated by reference into this proxy statement, the Form 10-K is not part of these proxy solicitation materials.

                      2000 ANNUAL MEETING OF STOCKHOLDERS

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the annual meeting of stockholders in 2000 must submit it so it will be received by the Company by June 7, 2000, unless the Company changes the date of next year's annual meeting by more than 30 days from this year's, in which case the proposal must be submitted at a reasonable time before the Company begins to print and mail its proxy materials. Any shareholder proposals for the 2000 annual meeting of shareholders that are submitted outside the processes of Rule 14a-8 under the Securities Act of 1934 will be considered untimely if not received by the Company within a reasonable time prior to its printing its proxy materials in 2000. In addition, any stockholder proposal for next year's annual meeting submitted after August 21, 2000 or, if the Company changes the date of the 2000 annual meeting by more than 30 days from this year's, after a reasonable time before the Company mails its proxy materials for next year's annual meeting, will not be considered filed on a timely basis with the Company under SEC Rule 14a-4(c)(1). For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided 1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and 2) the proponent does not issue a proxy statement.

                                        By Order of the Board of Directors



                                        /s/ Aloysius T. Lawn, IV

                                        Aloysius T. Lawn, IV, Secretary

Reston, Virginia
October 5, 1999

                                 TALK.COM INC.
                           12020 Sunrise Valley Drive
                             Reston, Virginia 20190

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 10, 1999

The undersigned holder of shares of Common Stock of Talk.com Inc. hereby appoints Gabriel Battista and Aloysius T. Lawn, IV, and each of them, with full power of substitution, as proxies to vote all shares owned by the undersigned at the Annual Meeting of Stockholders to be held on November 10, 1999, at 10:00 a.m., Eastern time, at The Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, and any adjournment or postponement thereof. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

Please mark, date and sign the proxy and return it promptly in the accompanying business reply envelope, which requires no postage if mailed in the United States. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

The shares represented by this Proxy, if signed and returned, will be voted as specified on the reverse side. If no specification is made, your shares will be voted FOR approval of the election of the one director nominee, Mark S. Fowler and FOR ratification and approval of the appointment of BDO Seidman, LLP as the independent certified public accountants for the Company for 1999 (the "Audit Proposal").

              IMPORTANT: PLEASE MARK AND SIGN ON THE REVERSE SIDE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF ONE DIRECTOR AND FOR APPROVAL OF THE AUDIT PROPOSAL.

                               (SEE REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                                 FOR the  WITHHOLD AUTHORITY
                                 nominee  to vote for nominee                                                FOR   AGAINST  ABSTAIN
1. Election of Mark S. Fowler     /  /         /  /           2. To approve the Audit Proposal              /  /    /  /     /  /

                                                              MARK HERE IF YOU PLAN TO ATTEND THE MEETING  /  /

                                                              In their discretion, the proxies are  authorized  to  vote  upon  such other  business  as  may  properly  come  before  the  meeting  or any postponement or adjournment thereof.

                                                                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD  OF
                                                                                  DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE
                                                                                  SPECIFICATIONS APPEARING ON THIS SIDE. IF A CHOICE
                                                                                  IS NOT INDICATED WITH RESPECT TO ITEM 1 OR ITEM 2,
                                                                                  THIS PROXY WILL  BE  VOTED  "FOR"  SUCH  ITEM. THE
                                                                                  PROXIES WILL USE THEIR DISCRETION WITH RESPECT  TO
                                                                                  ANY  OTHER  MATTER  PROPERLY  BROUGHT  BEFORE  THE
                                                                                  MEETING  OR  ANY   POSTPONEMENT.  THIS  PROXY   IS
                                                                                  REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.
                                                                                    Receipt  herewith  of  the  Company's Notice  of
                                                                                  Annual  Meeting  of  Stockholders  to  be  held on
                                                                                  November 10, 1999 and the related proxy  statement
                                                                                  dated October 8, 1999 and Form 10-K for the fiscal
                                                                                  year  ended  December  31, 1998, as  amended,  are
                                                                                  hereby acknowledged.

                                                                                        PLEASE SIGN, DATE AND MAIL TODAY

Signature(s) of Stockholder(s)_______________________________________________________________ Date ___________________________, 1999
Joint  owners  must  EACH sign. Please sign EXACTLY as your name(s) appear(s) on this  card. When  signing  as  attorney,  executor, administrator, trustee, guardian, partner, or corporate officers, please give FULL title.
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE
